                                                                  EXHIBIT (a)(1)

                                LOOKSMART, LTD.

              OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS HAVING AN EXERCISE PRICE OF MORE THAN $2.50 FOR NEW OPTIONS

       THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, PACIFIC STANDARD TIME, ON MARCH 20, 2001, UNLESS THE OFFER IS EXTENDED. IN ADDITION,
 UNLESS WE ACCEPT THE OPTIONS THAT YOU ELECT FOR EXCHANGE OR CANCELLATION, YOU
  MAY WITHDRAW SUCH OPTIONS AT ANY TIME AFTER 12:00 MIDNIGHT, PACIFIC STANDARD
                            TIME, ON APRIL 17, 2001.


   LookSmart, Ltd., which we refer to as "we," "the company" or "LookSmart," is offering service providers the opportunity to exchange certain outstanding stock options having an exercise price of more than $2.50 per share (the "eligible options") for new options that we will grant to purchase shares of our common stock (the "new options"). The eligible options do not include the "special options" described below, but you must surrender the special options, which will be cancelled, if you wish to accept this offer. Also, if you wish to accept this offer, you must elect to exchange all of your eligible options. No partial elections to exchange will be accepted.

   We are making this offer upon the terms and subject to the conditions described in this "Offer to Exchange," the related cover letter and attached "Summary of Terms" (which together, as they may be amended from time to time, constitute the "offer"). This offer is not conditioned upon a minimum number of options being elected for exchange by you and accepted by us. This offer is subject to conditions that we describe in section 6 of this Offer to Exchange.

   Which Options are Eligible Options? All options having an exercise price of more than $2.50 per share that are currently outstanding under the LookSmart, Ltd. Amended and Restated 1998 Stock Plan (the "Option Plan") are eligible options, other than (i) the special options described below, (ii) the class of options held by option holders who have not been service providers of LookSmart or one of its subsidiaries from the date they elect to exchange their eligible options until the date this offer expires, (iii) the class of additional options exercisable for at least 500,000 shares of our common stock at an exercise price of $39.00 per share, and (iv) the class of options with an exercise price of $2.50 per share or less.

   What are the Special Options? The special options are options granted on April 20, 2000 at an exercise price of $43.00 per share, May 11, 2000 at an exercise price of $18.75 per share and on October 25, 2000 at an exercise price of $6.16 per share. These special options must be surrendered and cancelled if you accept this offer. However, unlike the eligible options, no new options will be issued in exchange for the special options.

   Who Can Participate in the Exchange? You can participate in this exchange if you hold eligible options and were and have been continuously a service provider of LookSmart or one of its subsidiaries from the date you elect to exchange your eligible options until the date this offer expires.

   How Many New Options Will I Receive? We will grant you new options to purchase that number of shares of common stock which is equal to the number of shares of common stock subject to the eligible options you elect to exchange and that we accept. The exact number of shares subject to the eligible options that you have now is set forth in the enclosed Election Form. Take a look at the Election Form now and contact Doris Young, LookSmart Stock Plan Administrator, if you have any questions.

   What is the Exercise Price Per Share of the New Options? Each new option will have an exercise price of $2.50 per share.

   What is the Vesting Period and Term of the New Options? Each new option will have the same vesting schedule and vesting commencement date as the eligible option it is replacing. Each new option will have a term that expires at 12:00 midnight, Pacific Standard Time, on December 31, 2005.

   What does the Company Recommend that I Do? Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision whether to elect to exchange options. Our board of directors recognizes that the decision to accept the offer is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

   Shares of our common stock are quoted on the Nasdaq National Market under the symbol "LOOK." On February 16, 2001, the closing price of our common stock on the Nasdaq National Market was $2.44 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

   You should direct questions about this offer or requests for assistance or for additional copies of the Offer to Exchange or the cover letter with the Summary of Terms to Doris Young, Stock Plan Administrator, at (415) 348-7571 or via e-mail at options@looksmart.net.

                                   IMPORTANT

   Regardless of whether you accept or reject this offer, you must complete and sign the Election Form and return it to Doris Young before 12:00 midnight, Pacific Standard Time, on March 20, 2001, unless the offer is extended. You do not need to return the stock option agreements for your eligible options and special options to effectively elect to accept this offer.

   We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from electing to exchange your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                               TABLE OF CONTENTS

                                                                              Page
                                                                              ----

SUMMARY TERM SHEET...........................................................   5

THE OFFER....................................................................  10

  1.NUMBER OF OPTIONS; EXPIRATION DATE.......................................  10

  2.PURPOSE OF THE OFFER.....................................................  11

  3.PROCEDURES...............................................................  11

  4.WITHDRAWAL RIGHTS........................................................  12

  5.ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION
  AND ISSUANCE OF NEW OPTIONS................................................  12

  6.CONDITIONS OF THE OFFER..................................................  13

  7.PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.......................  14

  8.SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.................  14

  9.INFORMATION CONCERNING LOOKSMART, LTD....................................  16

  10.INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS
  AND ARRANGEMENTS CONCERNING THE OPTIONS....................................  17

  11.STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING
  CONSEQUENCES OF THE OFFER..................................................  17

  12.LEGAL MATTERS; REGULATORY APPROVALS.....................................  18

  13.MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES...........................  18

  14.EXTENSION OF THE OFFER; TERMINATION; AMENDMENT..........................  19

  15.FEES AND EXPENSES.......................................................  20

  16.ADDITIONAL INFORMATION..................................................  20

  17.FORWARD LOOKING STATEMENTS; MISCELLANEOUS...............................  21

SCHEDULE A: INFORMATION CONCERNING THE DIRECTORS AND
  EXECUTIVE OFFICERS OF LOOKSMART, LTD.......................................  23

SCHEDULE B: BENEFICIAL OWNERSHIP TABLE.......................................  24

                                       3
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                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                               SUMMARY TERM SHEET

   The following are answers to some of the questions that you may have about this offer. We urge you to carefully read the remainder of this Offer to Exchange and the accompanying cover letter because the information in this summary is not complete. We have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q1. WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

   We are offering to exchange all outstanding stock options having an exercise price of more than $2.50 per share that are outstanding under the option plan, other than special options and options that do not satisfy the eligibility requirements set forth under Question 8 herein. Although we will not exchange any new options for the special options, if you elect to accept this offer, you must surrender all of your special options for cancellation. (See Section 1)

Q2. WHAT WILL BE THE PER SHARE EXERCISE PRICE OF THE NEW OPTIONS?

   Each new option will have an exercise price of $2.50 per share.

Q3. WHEN WILL THE NEW OPTIONS VEST?

   Each new option will vest on the same vesting schedule as the options for which they were exchanged. Your vesting commencement date will also remain the same for each of your new options.

Q4. WHY ARE WE MAKING THE OFFER?

   In light of recent stock market volatility, many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer we intend to maximize stockholder value by allowing service providers to share in the company's financial gains if the company does well in the future and by creating better performance incentives for, and thus increasing retention of, our service providers. We felt it appropriate to offer this exchange program, which, together with our regular grant process, will help us share the company's financial gains with you.

Q5. WHAT ARE THE SPECIAL OPTIONS?

   In each of April, May and October 2000, we announced that we were awarding a special, one-time-only stock option grant to each service provider who held options with an exercise price per share greater than $68.00, $18.75 and $6.16, respectively. These grants were made on April 20, 2000 at an exercise price of $43.00 per share, May 11, 2000 at an exercise price of $18.75 per share and on October 25, 2000 at an exercise price of $6.16 per share. We recognized that many of our service providers had options with exercise prices that were greater than the then current market price of our common stock and we wanted to respond to the impact that the extraordinary volatility in our stock was having on our service providers.

Q6. WHY MUST THE SPECIAL OPTIONS BE SURRENDERED AND CANCELLED IF I CHOOSE TO EXCHANGE MY ELIGIBLE OPTIONS?

   The reason why we are not exchanging the special options, but are instead requiring that they be surrendered solely for cancellation, is that the special options were intended to accomplish the same goals as this offer. We want to provide performance incentives to each service provider through either the new options to be granted under this offer, or options already granted, but not both. If you wish to receive new options under this offer, you must surrender your special options for cancellation. If you do not accept this offer, you will keep the special options and all other options granted to you. We believe that requiring you to surrender your special options for cancellation in order to receive new options is consistent with our goals of creating strong performance incentives for our service providers, encouraging our service providers to remain in LookSmart's service and enhancing long-term stockholder value.

Q7. ARE THERE CONDITIONS TO THE OFFER?

   The offer is subject to a number of conditions, including the conditions described in Section 6. However, the offer is not conditioned on a minimum number of option holders accepting the offer or a minimum number of options being exchanged.

Q8. ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE THE NEW OPTIONS?

   The following classes of options are not eligible to participate in this offer: (i) the class of options held by option holders who have not been service providers of LookSmart or one of its subsidiaries from the date they elect to exchange their eligible options until the date this offer expires,
(ii) the class of additional options exercisable for at least 500,000 shares of our common stock at an exercise price of $39.00 per share, and (iii) the class of options with an exercise price of $2.50 per share or less.

Q9. HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I ELECT TO EXCHANGE?

   If you accept our offer, we will grant you new options to purchase that number of shares of common stock which is equal to the number of shares of common stock subject to the eligible options. No new options will be granted in exchange for the cancelled special options. The exact number of shares subject to eligible options and special options that you have now and that you would have if you accepted the offer is set forth in the enclosed Election Form.

   Here are some examples:

   Example #1: Assume you hold: (1) an eligible option to purchase 1,000 shares at an exercise price of $30.00 per share, (2) a special option to purchase 250 shares at an exercise price of $18.75 per share, and (3) a special option to purchase 100 shares at an exercise price of $6.16 per share. In order to participate in the offer, you would need to elect to exchange all three options for cancellation. You will then receive a new option to purchase 1,000 shares at an exercise price of $2.50 per share. Your new option will have the same vesting schedule and vesting commencement date as the original eligible option to purchase 1,000 shares which you elected to exchange.

   Example #2: Assume you hold an eligible option to purchase 2,500 shares at an exercise price of $5.00 per share that vests in full over four years starting on June 15, 1999. If you elect to exchange the option, you will receive a new option to purchase 2,500 shares at an exercise price of $2.50 per share that vests in full over four years starting on June 15, 1999.

Q10. WHEN WILL I RECEIVE MY NEW OPTIONS?

   We expect that the new options will be exercisable through your OptionsLink account on the date that we accept the offer. The new options will also be exercisable through Doris Young, the LookSmart Stock Plan Administrator, once you receive your new option agreement. We expect to distribute the new option agreements within eight weeks following the expiration of the offer.

Q11. WHEN WILL THE NEW OPTIONS EXPIRE?

   The new options will expire at 12:00 midnight, Pacific Standard Time, on December 31, 2005.

Q12. WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY NEW OPTIONS THAN I WOULD UNDER THE OPTIONS I EXCHANGE?

   No. The new options you receive will be vested to the same extent as the options for which they were exchanged, and you will be able to exercise them to the same extent as you could have exercised the eligible options.

Q13. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

   You must exchange all of your eligible options in order to participate. If you have more than one eligible option, then you must exchange all of these option grants. For example, if you have three options grants (other than special options and ineligible options) at different exercise prices per share (for instance, $2, $20 and $40, respectively), and you accept the offer, you must exchange the $20 and $40 options. You will not be able to elect to exchange the $2 option. In addition, if you accept the offer, you must also surrender all of your special options. Your special options will be cancelled, and you will not receive new options in exchange for your special options.

Q14. WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

   If you accept the offer, you will not recognize income for U.S. federal income tax purposes at the time of the exchange or at the time we grant new options to you. We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer. If you are a service provider based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and related consequences of this transaction under the laws of the country in which you live and work. (See
Section 13)

Q15. IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

   No. All new options will be non-qualified stock options and not incentive stock options, regardless of whether the options you exchange are incentive stock options. (See Section 13)

Q16. IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THIS OFFER?

   You will not be subject to current income tax if you do not elect to exchange your eligible incentive stock options for new options.

   We believe that your incentive stock options will maintain their status as incentive stock options if you do not accept the offer. However, the IRS took the position in a 10-year old administrative ruling that an offer to exchange incentive stock options for new options constituted a "modification" of the incentive stock options, resulting in the deemed granting of new options and the potential for such options to lose their status as incentive stock options. This administrative ruling appears to be inconsistent with the Internal Revenue Code and applicable Treasury Regulations and it is unclear whether this administrative ruling continues to represent the position of the IRS. We recommend that you consult your own tax advisor with respect to whether the right to exchange your incentive stock options under this offer constitutes a "modification" of your incentive stock options.

   If you choose not to exchange your eligible incentive stock options, we recommend that you consult with your own tax advisor to determine the tax consequences of our offer to exchange these options.

Q17. IF I ELECT TO EXCHANGE OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

   We intend to continue to review the option grants of all service providers from time to time as part of our normal compensation program. As a result of this review, we may decide to grant you additional options.

Q18. WHAT ACCOUNTING IMPACT WILL THE OFFER HAVE ON LOOKSMART?

   As a result of our decision to extend this offer to our service providers, all new options issued under this offer will be treated for financial reporting purposes as variable awards. This means that we will be required to record the non-cash accounting impact of decreases and increases in the company's stock price as compensation expense in connection with the new options issued under this offer. We will have to continue this variable accounting with respect to these new options until they are exercised, forfeited or terminated. The higher the market value of our common stock, the greater the compensation expense we will record.

Q19. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

   This Offer to Exchange expires on March 20, 2001, at 12:00 midnight, Pacific Standard Time, unless we extend it.

   Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will publicly announce the extension no later than 9:00 a.m., Eastern Standard Time, on the next business day following the previously scheduled expiration of the offer period. If the offer is extended, then the grant date of the new options will also be extended. (See Section 14)

Q20. WHAT DO I NEED TO DO?

   Whether you accept the offer or not, you need to make your election and sign the Election Form and deliver it to Doris Young, LookSmart's Stock Plan Administrator, before 12:00 midnight, Pacific Standard Time, on March 20, 2001, unless we extend the offer. If you do not sign and deliver the Election Form before the Offer to Exchange expires, it will have the same effect as if you rejected the offer. The contact information for Doris Young is listed under Question 24 and on the Election Form, but if you have questions about delivery, you may contact Doris at (415) 348-7571 or via e-mail at options@looksmart.net. You should review the Offer to Exchange, the cover letter and Summary of Terms, the Election Form and all of their attachments before making your election. We will only accept a paper copy of your Election Form. Delivery by e-mail will not be accepted. If you are not in the San Francisco office, we recommend that you use registered mail, with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

   We may reject any eligible or special options to the extent that we determine the Election Form is not properly signed and completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the offer, we currently expect to accept all properly exchanged options promptly after this Offer to Exchange expires. If you do not sign and deliver the Election Form before the Offer to Exchange expires, it will have the same effect as if you rejected the offer.

Q21. DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?

   You may change your previous election at any time before 12:00 midnight, Pacific Standard Time, on March 20, 2001, unless we extend the offer. If we extend the offer beyond that time, you may change your previous election at any time until the extended expiration of the offer. To change your election, you must deliver the appropriate Change in Election Form to Doris Young before the Offer to Exchange expires. You may change your election more than once.

   Once you have withdrawn options, you may re-elect to exchange options only by again following the delivery procedures described below. (See Section 4)

Q22. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER OR IF MY OPTIONS ARE NOT ACCEPTED FOR EXCHANGE?

   Nothing. If you do not accept the offer, or if we do not accept the options you elect to exchange, you will keep all of your current options, including any special options, and you will not receive any new options. However, if you currently have incentive stock options that are eligible options under this offer and you do not accept the offer, see Question 16 above.

Q23. WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

   Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision whether to elect to exchange options. Our board of directors recognizes that the decision to accept the offer is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

Q24. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

   For additional information or assistance, you should contact:

     Doris Young, Stock Plan Administrator
     625 Second Street
     San Francisco, California 94107
     LookSmart, Ltd.
     telephone: (415) 348-7571
     e-mail: options@looksmart.net

                                   THE OFFER

1. NUMBER OF OPTIONS; EXPIRATION DATE.

   We are offering to exchange new options to purchase common stock in return for all eligible options that are properly elected for exchange and not validly withdrawn in accordance with Section 4 before the "expiration date" as defined below. Eligible options are all outstanding options that have an exercise price of more than $2.50 per share, excluding (i) the special options, (ii) the class of options held by option holders who have not been service providers of LookSmart or one of its subsidiaries from the date they elect to exchange their eligible options until the date this offer expires, (iii) the class of additional options exercisable for at least 500,000 shares of our common stock at an exercise price of $39.00 per share, and (iv) the class of options with an exercise price of $2.50 per share or less. IF YOU ARE NOT A SERVICE PROVIDER OF LOOKSMART OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR OTHER CONSIDERATION IN EXCHANGE FOR THE OPTIONS THAT YOU HAVE ELECTED TO EXCHANGE AND THAT WE HAVE ACCEPTED. This means that if you die, quit or we terminate your employment prior to the date we grant the new options for any reason, you will not receive anything for the options that you elected to exchange and that we accepted and cancelled.

   You must elect to exchange all of your options having an exercise price of more than $2.50 per share if you decide to participate in the offer. We will not accept partial elections to exchange options for any portion of the shares subject to your options. Our offer is subject to the terms and conditions described in this Offer to Exchange, the cover letter and the attached Summary of Terms. We will only accept options that are properly returned and not validly withdrawn in accordance with section 4 of this Offer to Exchange before the offer expires on the "expiration date" as defined below.

   We will grant you new options to purchase that number of shares of common stock which is equal to the number of shares of common stock subject to the eligible options you elect to exchange and we accept for the same. The exact number of shares subject to the options that you have now and that you would have if you accepted the exchange is set forth in the enclosed Election Form. New options will have the same vesting schedules and change of control provisions as the eligible options accepted for exchange. All new options will be issued under the LookSmart, Ltd. Amended and Restated 1998 Stock Plan (the "option plan"), and pursuant to a new option agreement between you and us. We will not issue any new options to you in exchange for your special options, which must be surrendered as a condition of accepting this offer and will be cancelled.

   The term "expiration date" means 12:00 midnight, Pacific Standard Time, on March 20, 2001, unless and until we, in our discretion, extend the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See section 14 for a description of our rights to extend, delay, terminate and amend the offer.

   We will notify you if we decide to take any of the following actions:

  . increasing or decreasing what we will give you in exchange for your options; or

  . changing the class of options eligible to be exchanged in the offer.

   If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of ten business days after the date the notice is published.

   For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Standard Time, of such day.

2. PURPOSE OF THE OFFER.

   In light of recent stock market volatility, many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer we intend to maximize stockholder value by allowing service providers to share in the company's financial gains if the company does well in the future and by creating better performance incentives for, and thus increasing retention of, our service providers. We felt it appropriate to offer this exchange program, which, together with our regular grant process, will help us share the company's financial gains with you.

   Except as otherwise described in this Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

  . a material corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

  . any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

  . any material change in our present dividend rate or policy, or our indebtedness or capitalization;

  . any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

  . any other material change in our corporate structure or business;

  . our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

  . our common stock becoming eligible for termination of registration pursuant to section 12(g)(4) of the Securities Exchange Act;

  . the suspension of our obligation to file reports pursuant to section
    15(d) of the Securities Exchange Act;

  . the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with the option plan; or

  . a change in our certificate of incorporation or bylaws, or any actions which may make it more difficult for any person to acquire control of our company.

   Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision whether to elect to exchange options. Our board of directors recognizes that the decision to accept is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

3. PROCEDURES.

   Making Your Election. To make your election to accept or reject this offer, you must make your election, sign and deliver the Election Form and any other required documents to Doris Young before the expiration date. We will only accept a paper copy of your Election Form. Delivery by e-mail will not be accepted. If you do not deliver your Election Form in person, we recommend that you use registered mail, with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. You do not need to return the stock option agreements for your eligible options and special options to effectively elect to accept the offer.

   Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to eligible options, special options or retained options, and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Change in Election Forms. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms, Change in Election Forms or options elected to be exchanged to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the options electing to exchange. Otherwise, we will accept proper and timely elections to exchange options that are not validly withdrawn. We may waive any of the conditions of the offer or any defect or irregularity in any Election Form or Change in Election Form with respect to any particular options or any particular option holder. No options will be properly exchanged until all defects or irregularities have been cured by the option holder electing to exchange the options or until such defects or irregularities have been waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the election to exchange any options, and no one will be liable for failing to give notice of any defects or irregularities.

   Our Acceptance Constitutes an Agreement. If you elect to exchange your options and you return the appropriate forms in accordance with the procedures described above, you will accept the terms and conditions of the offer. Our acceptance of eligible options that are properly elected for exchange and cancellation of special options will form a binding agreement between us and you on the terms and subject to the conditions of this offer.

   Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all options properly elected for exchange that have not been validly withdrawn.

4. WITHDRAWAL RIGHTS.

   You may only change your election by following the procedures described in this section 4. If you elect to accept the offer and exchange your options and you later want to change your election to reject the offer, you must reject the offer with respect to all of your eligible options. No partial rejections will be accepted. Similarly, if you elect to reject the offer and you later want to change your election to accept the offer and exchange your options, you must accept the offer with respect to all of your eligible options. We will only accept a paper copy of your Change in Election Form. Delivery by e-mail will not be accepted.

   You may change your election at any time before 12:00 midnight, Pacific Standard Time, on March 20, 2001. If we extend the offer beyond that time, you may change your election at any time until the extended expiration of the offer. In addition, unless we accept the options you elected for exchange or cancellation, you may withdraw such options at any time after 12:00 midnight, Pacific Standard Time, on April 17, 2001.

   To change your election, you must deliver a Change in Election Form to Doris Young, Stock Plan Administrator, before the expiration date. The Change in Election Form must be signed by you, have your name on it, and must clearly indicate whether you elect to accept or reject the offer.

   Neither we nor any other person is obligated to give notice of any defects or irregularities in any Change in Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Change in Election Forms. Our determinations of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW OPTIONS.

   On the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will timely accept the eligible options for exchange and the special options for cancellation, and cancel all options properly elected for exchange and not validly withdrawn before the expiration date. Within approximately eight weeks after expiration of this offer, you will receive your new option agreement.

   We intend to continue to review the option grants of all service providers from time to time as part of our normal compensation program.

   If you were not a service provider of LookSmart or one of our subsidiaries from the date you elect to exchange your eligible options until the expiration date, you will not be eligible to accept this offer.

   We will give you oral or written notice of our acceptance for exchange or cancellation of options validly elected for exchange and not properly withdrawn as of the expiration date. After we accept options validly elected for exchange, each option holder who accepted the offer will have his or her OptionsLink account credited with that number of new options that would be exchanged for the eligible options and we will send each such option holder a new option agreement confirming the new options that we granted to him or her. The terms of your existing stock option agreement will remain in force but they will be amended and superseded to the extent that they are inconsistent with the terms of your new option agreement.

6. CONDITIONS OF THE OFFER.

   We will not be required to accept any options elected for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after February 20, 2001 and before the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options elected for exchange:

  . any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the options elected for exchange, the issuance of new options, or otherwise relates to the offer or that could cause a change or changes in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgement, is or may be material to us;

  . any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

   (a) make it illegal for us to accept some or all of the eligible options or special options or to issue some or all of the new options or otherwise restrict or prohibit consummation of the offer or otherwise relate to the offer;

   (b) delay or restrict our ability, or render us unable, to accept the eligible options for exchange and cancellation, to accept the special options for cancellation or to issue new options for some or all of the exchanged eligible options;

   (c) materially impair the benefits we believe we will receive from the offer; or

   (d) cause a change or changes in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that is or may be material to us;

  . there is:

   (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

   (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; or

   (c) the decline of the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on February 20, 2001;

  . another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

   (a) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before February 20, 2001;

   (b) any such person, entity or group that has filed a Schedule 13D or
       Schedule 13G with the SEC on or before February 20, 2001 has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

   (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement that it intends to acquire us or any of our assets or securities; or

  . any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

   The conditions to the offer are for our benefit. We may assert them in our discretion before the expiration date and we may waive them at any time and from time to time, whether or not we waive any other condition to the offer. Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section 6 will be final and binding upon everyone.

7. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS

   Our common stock is quoted on the Nasdaq National Market under the symbol "LOOK." The following table shows, for the periods indicated, the high and low intra-day sales prices per share of our common stock as reported by the Nasdaq National Market.

   Quarter ended                                                   High   Low
   -------------                                                  ------ ------
   Fiscal Year 2001
     March 31, 2001 (through February 16, 2001).................. $ 4.06 $ 2.06

   Fiscal Year 2000
     December 31, 2000...........................................  11.38   1.72
     September 30, 2000..........................................  25.50  11.13
     June 30, 2000...............................................  45.94  12.50
     March 31, 2000..............................................  72.00  26.56

   Fiscal Year 1999
     December 31, 1999...........................................  45.00  23.00
     September 30, 1999 (trading started on August 20, 1999).....  43.31  15.00

   As of February 16, 2001, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $2.44 per share.

   We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

   Consideration. We will grant you new options to purchase that number of shares of common stock which is equal to the number of shares of common stock subject to the eligible options you elect to exchange and that we accept. The exact number of shares of common stock subject to the options that you have now and that you would have if you accepted the exchange is set forth in the enclosed Election Form.

   If we receive and accept all outstanding elections to exchange eligible options, we will grant new options to purchase a total of 5,755,546 shares of our common stock. The common stock issuable upon exercise of the new options will equal approximately 6.3% of the total shares of our common stock outstanding as of January 31, 2000.

   Terms of New Options. The new options will be issued under the option plan and a new option agreement will be executed between each option holder who accepts the offer and us. Except with respect to:

  . the exercise price,

  . the expiration date,

and as otherwise specified in this offer, the terms and conditions of the new options will be the same as the terms and conditions of the eligible options. The new options will have the same vesting schedules and change of control provisions as the eligible options accepted for exchange.

   The issuance of new options under this offer will not create any contractual or other right for the recipients to receive any future grants of stock options or benefits in lieu of stock options.

   The following description of the option plan and the new option agreement are summaries, and may not be complete. The full description of the option plan and the new option agreement filed as Exhibits (d)(1) and (d)(2), respectively, to the Tender Offer Statement on Schedule TO filed with the SEC, is hereby incorporated by reference. You may also contact us at 625 Second Street, San Francisco, California 94107, Attn: Doris Young, Stock Plan Administrator, or via e-mail at options@looksmart.net to request copies of the option plan or the form of the new option agreement. Upon your request, copies will be provided promptly and at our expense.

   General. The option plan provides that the maximum number of shares issuable pursuant to options granted under the option plan may not exceed 13,900,000 shares, plus an automatic annual increase on each anniversary date of the adoption of the option plan equal to the lesser of (i) 2,500,000 shares of our common stock, (ii) 4% of the outstanding shares of our common stock on the anniversary date, or (iii) a lesser amount determined by our board of directors. The option plan permits us to grant both options intended to qualify as incentive options under the Internal Revenue Code and the granting of options that do not qualify as incentive options. The new options will not qualify as incentive stock options.

   Administration. The option plan is administered by an Administrator. The Administrator, as set forth in our option plan, is our board of directors or any of its committees that is authorized and delegated the duty of administering the option plan. To the extent desirable to qualify transactions, Administrator members are intended to be "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act. Similarly, to the extent the Administrator determines it to be desirable to qualify options as "performance-based compensation," the option plan shall be administered by a committee of two or more "outside directors" for purposes of Section 162(m) of the Internal Revenue Code.

   Subject to the terms of the option plan, the Administrator has the authority, in its discretion, to: (i) determine the fair market value of common stock; (ii) select individuals to whom options and stock purchase rights may be granted; (iii) determine the number of shares of common stock to be covered by each option and stock purchase right granted pursuant to the option plan; (iv) determine the terms and conditions of any such option or stock purchase right;
(v) reduce the exercise price of any option or stock purchase right to the then current fair market value if the fair market value of the common stock covered by such option shall have declined since the date the option or stock purchase right was granted; (vi) construe and interpret the terms of the option plan;
(vii) modify or amend each option or stock purchase right, including the discretionary authority to extend the post-termination exercisability period beyond that provided for in the option plan; and (viii) to make all other determinations necessary or advisable for administering the option plan.

   Term. The term of each option granted under the plan is stated in the option agreement, typically 10 years from the date of grant or 5 years from the date of grant for 10% stockholders receiving incentive options. The new options to be granted under the offer will have a term that expires at 12:00 midnight, Pacific Standard Time, on December 31, 2005.

   Termination. The Plan Administrator has the authority to determine the period of time, if any, after you retire, die, become disabled or your employment is otherwise terminated during which you may exercise such options. Except as your new option agreement or the option plan under which it is granted otherwise provides, the new options will terminate following termination of your employment. In that case, your new option will be exercisable, to the extent of the number of shares vested and exercisable at the date of such termination, (a) within three months of termination, if the termination is the result of your retirement or early retirement at our request (both as defined in the option plan), (b) within one year of termination for disability (as defined in the option plan), or (c) for the term of your option agreement (or if the option agreement is silent, within one year of your death), if the termination results from your death. Unless the Plan Administrator provides otherwise, vesting of new options granted under the option plan will be tolled during approved leaves of absence. In the event that we eliminate an option holder's position with our company during the first twelve months of such option holder's employment and his or her option begins vesting at or after the twelve-month period following his or her employment start date, his or her number of options will be accelerated and exercisable for an additional number of months equal to the number of months he or she had been employed with the company. Any new option that is exercisable at the time of your death may be exercised, to the extent of the number of shares vested and exercisable at the date of death (plus an additional 33% of the unvested shares subject to the option), by the personal representative of your estate, the person(s) to whom your rights under the option have passed by will or by applicable law or the beneficiary designated in accordance with the provisions of the option plan. In addition, your new option may terminate following the occurrence of a merger or asset sale as described in the option plan and/or your new option agreement. If your option terminates under the circumstances specified in this section, your interests in the option plan will also terminate.

   Exercise Price. Each new option will have an exercise price of $2.50 per share.

   Vesting and Exercise. The Plan Administrator has the authority to determine the time or times at which options granted under the plans may be exercised. The Plan Administrator may also accelerate the exercisability of options. Each new option will have the same vesting schedule and vesting commencement date as the option for which it was exchanged.

   Tax Consequences. You should refer to section 13 for a discussion of the material U.S. federal income tax consequences of the new options, the eligible options and the special options, as well as the consequences of accepting or rejecting the new options under this Offer to Exchange. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of this transaction under the laws of the country in which you live and work.

   Registration of Shares Subject to Options. All shares of common stock issuable upon exercise of options under the option plan, including the shares that will be issuable upon exercise of all new options have been registered under the Securities Act on a registration statement on Form S-8 (File No. 333-89653), filed with the SEC on October 25, 1999. Unless you are considered an "affiliate" of LookSmart, you will be able to sell your shares of common stock subject to the options free of any transfer restrictions under applicable federal and state securities laws.

9. INFORMATION CONCERNING LOOKSMART, LTD.

   General. LookSmart is a leading global Internet search infrastructure company. We have built a robust suite of scalable, customizable and high-quality search products and have distributed these products, in varying forms, to our network of partners and affiliates worldwide. Our search partners choose LookSmart because our search solutions are developed to satisfy their various strategic goals. First and foremost, we build our search solutions to provide our partners' Internet users with a fast, effective and high-quality environment to find the most relevant results. Second, we craft our search solutions to maximize the generation of revenue for our partners. Third, because of the scale of our distributed search solution network, we are able to drive significant amounts of traffic to various destinations throughout the Internet. Finally, we build private-label search solutions for our partners that are highly customized and deeply integrated to meet each of our partners' specific goals. Because our search solutions leverage our existing Internet directory, we are able to deploy our search solutions in a cost-effective and scalable manner.

   LookSmart was formed in July 1996 as a Delaware corporation under the name of NetGet, Ltd. We changed our name to LookSmart, Ltd. in October 1996. Our principal corporate offices are located in San Francisco, California. LookSmart completed its initial public offering on August 20, 1999, and our common stock is listed on the Nasdaq National Market under the symbol "LOOK."

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

   A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. In addition, the beneficial ownership of our common stock for each of these individuals is set forth in a table attached hereto as Schedule B. As of February 1, 2001, our executive officers and non-employee directors (15 persons) as a group held options outstanding under our option plans to purchase a total of 2,013,479 shares of our common stock. This number represented approximately 16.6% of the shares subject to all options outstanding under our option plans as of that date. Of the options held by these persons under the option plan, options to purchase a total of 1,748,492 shares of common stock are eligible options and options to purchase a total of 264,987 shares of common stock are special options.

   Neither we, nor to the best of our knowledge any of our directors or executive officers, nor any affiliates of us or our directors or executive officers, engaged in transactions involving the options or our common stock during the 60 days prior to this Offer to Exchange, other than the sale by one executive officer of 20,000 shares of our common stock.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

   Eligible options and special options we acquire in connection with the offer will be cancelled and the shares of common stock that may be purchased under those options will be returned to the pool of shares available for grants of new awards or options under the option plan without further stockholder action, provided that such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer and except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

   We believe that we will record compensation expense as a result of the offer because:

  . we will grant new options within six months and a day of the date we accept and cancel eligible options and special options that are elected for exchange; and

  . the exercise price per share of the new options will be less than the exercise price per share of the eligible options and special options that are elected for exchange on the date we grant the new options.

   This means that we will be required to record a non-cash accounting charge reflecting increases and decreases in the price of our common stock in compensation expense in connection with the new options. We will have to continue to reflect decreases and increases in the price of our common stock in our statement of operations with respect to these options until they are exercised, forfeited or terminated. The higher the market value of our common stock, the greater the compensation expense.

12. LEGAL MATTERS; REGULATORY APPROVALS.

   We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any U.S. or foreign government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options elected for exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged eligible options and to issue new options is subject to conditions, including the conditions described in section 6.

13. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

   The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

   If you exchange outstanding incentive or nonqualified stock options for new options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

   At the date of grant of the new options, you will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

   If you exchange incentive stock options and those options are accepted by us, the new options will not be incentive stock options and will not be eligible for the favorable tax treatment applicable to incentive stock options.

   Federal Income Tax Consequences for Outstanding Incentive Stock Options. You will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for new options.

   If you exchange your incentive stock options and we accept your options, any new options you are granted will not qualify as incentive stock options. While the exchange and cancellation of your incentive stock options will not give rise to any tax consequences, you should refer to the tax discussion below regarding "U.S. Federal Income Tax Consequences of Nonqualified Stock Options," because your new options will not be incentive stock options and may be subject to different tax treatment than your eligible options.

   You will not be subject to current income tax if you do not elect to exchange your eligible incentive stock options for new options. In addition, based on the Internal Revenue Code and Treasury Regulations issued thereunder, we believe that your incentive stock options will maintain their status as incentive stock options if you do not accept the offer. However, in an administrative ruling issued in 1991, the IRS concluded that an offer to exchange incentive stock options for new options constituted a "modification" of the incentive stock options, resulting in the deemed granting of new options and the potential for the incentive stock options to lose their status as such and thereafter be treated as nonqualified stock options. This administrative ruling appears to be inconsistent with the Internal Revenue Code and applicable Treasury Regulations and it is unclear whether this administrative ruling continues to represent the position of the IRS. We recommend that you consult your own tax advisor with respect to whether the right to exchange your incentive stock options under this offer constitutes a "modification" of your incentive stock options.

   Under current law you should not have realized taxable income when the incentive stock options were granted to you under the option plan. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. Except in certain circumstances that are described in your option plan and option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

   If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of the common stock is qualifying if it is made after the later of: (a) two years from the date the incentive stock option was granted or (b) at least one year after the date the incentive stock option was exercised.

   If the disposition of the common stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable income to you at the time of the sale. Of that income, the amount up to the excess of the fair market value of the common stock at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

   If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an incentive stock option, we will be entitled to a deduction equal to the amount of compensation income taxable to you.

   U.S. Federal Income Tax Consequences of Nonqualified Stock Options. Under current U.S. law, you will not realize taxable income upon the grant of a non-incentive or nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you.

   The subsequent sale of the shares acquired pursuant to the exercise of a non-incentive stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

   We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the offer.

14. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

   Although we do not currently intend to do so, we may, in our discretion, at any time and from time to time, extend the period of time during which the offer is open and delay accepting any options offered for exchange and not validly withdrawn by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

   Prior to the expiration date to terminate or amend the offer we may postpone accepting and canceling any eligible or special options if any of the conditions specified in section 6 occur. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling eligible or special options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

   As long as we comply with any applicable laws, we may amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of eligible or special options to be exchanged or surrendered in the offer.

   We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9:00 a.m., Pacific Standard Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change, for example, by issuing a press release. If the offer is extended, then the grant date of the new options will also be extended.

   If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules the minimum period an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will notify you if we decide to take any of the following actions:

  . increasing or decreasing what we will give you in exchange for your options; or

  . changing the class of options eligible to be exchanged in the offer.

   If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of ten business days after the date the notice is published.

15. FEES AND EXPENSES.

   We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to elect to exchange their eligible options and have their special options cancelled under this Offer to Exchange.

16. ADDITIONAL INFORMATION.

   This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

  (a) our Current Report on Form 8-K, filed with the SEC on January 26, 2001;

  (b) our Current Report on Form 8-K, filed with the SEC on January 22, 2001;

  (c) our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2000, filed with the SEC on November 14, 2000;

  (d) our Annual Report on Form 10-K for our fiscal year ended December 31, 1999, filed with the SEC on March 30, 2000, including the information incorporated by reference in the Form 10-K from our definitive proxy statement for our 2000 annual meeting of stockholders, filed with the SEC on April 28, 2000; and

  (e) the description of our common stock included in our Registration Statement on Form 8-A, filed on June 14, 1999, including the information incorporated by reference in the Form 8-A from our Registration Statement on Form S-1, which was filed with the SEC on June 14, 1999, including any amendments or reports we file for the purpose of updating that description.

   The SEC file number for these filings is 0-26357. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

   450 Fifth Street, N.W.         7 World Trade Center         500 West Madison Street
         Room 1024                     Suite 1300                    Suite 1400
   Washington, D.C. 20549       New York, New York 10048       Chicago, Illinois 60661

   You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

   Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov.

   Our common stock is quoted on the Nasdaq National Market under the symbol "LOOK," and our SEC filings can be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                             Washington, D.C. 20006

   We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                               Investor Relations
                                LookSmart, Ltd.
                               625 Second Street
                        San Francisco, California 94107

or by telephoning us at (415) 348-7000 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Standard Time.

   As you read the documents listed in section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

   The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you.

17. FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

   This Offer to Exchange and our SEC reports referred to above include forward-looking statements. When used in this Offer to Exchange, the words "anticipate," "believe," "expect," "intend" and "plan" as they relate to LookSmart or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. Actual results may differ materially. Due to increasing uncertainties in our market, our degree of visibility on future revenues and earnings and associated confidence level in forecast information is less than in the past. Factors that might cause a difference include, but are not limited to, those relating to general business and economic conditions, evolving industry standards, the pace of development and market acceptance of our search products, those of our customers and the Internet search market generally, commercialization and technological delays or difficulties, changes in customer order patterns and the product volume of such orders, the financial condition of our customers, risks of customer loss, the impact of competitive products and technologies, competitive pricing pressures, manufacturing availability and risks, dependence on third party suppliers, the uncertainties associated with international operations, the possibility of our products infringing patents and other intellectual property of third parties, risks due to limited protection of our intellectual property, product defects, costs of product development, our ability to attract and retain service providers, the company's ability to extract value from acquisitions, manufacturing and government regulation and other risk factors listed from time to time in the reports and other documents we file with the SEC, including without limitation, our annual report on Form 10-K for the year ended December 31, 1999, and our quarterly reports on Form l0-Q for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000. We assume no obligation to revise or update the forward-looking statements contained in this Offer to Exchange to reflect events or circumstances after the date hereof.

   We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If at any time, we become aware of any jurisdiction where the making of this offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with the law, the offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction

   We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from electing to exchange your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. Our board of directors recognizes that the decision to accept the offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation.

    LookSmart, Ltd.                                         February 20, 2001

                                   SCHEDULE A

                    INFORMATION CONCERNING THE DIRECTORS AND
                     EXECUTIVE OFFICERS OF LOOKSMART, LTD.

   The directors and executive officers of LookSmart, Ltd. and their positions and offices as of February 20, 2001, are set forth in the following table:

Name                     Position and Offices Held
----                     -------------------------
Evan Thornley........... Chief Executive Officer and Chairman of the Board
Tracey Ellery........... President and Director
Ned Brody............... Chief Financial Officer
Robert Mally............ Vice President, Finance and Senior Controller
Brian Goler............. Senior Vice President, Sales
Kevin Berk.............. Senior Vice President, Product
Jim Kaufman............. Senior Vice President, Business Development
Martha Clark............ Vice President, Finance and Administration
Jason Kellerman......... Vice President, International and CEO, LookSmart International Pty Ltd.
Martin Roberts.......... Vice President, General Counsel and Secretary
Mariann Byerwalter...... Director
Anthony Castagna........ Director
Robert Ryan............. Director
Scott Whiteside......... Director
James Tananbaum......... Director

   The address of each director and executive officer listed above is: c/o LookSmart, Ltd., 625 Second Street, San Francisco, California 94107.

                                   SCHEDULE B

                           BENEFICIAL OWNERSHIP TABLE

   The following table sets forth information regarding the beneficial ownership of our common stock as of January 31, 2001 by each of our directors and executive officers. Percentage of ownership is calculated as required by Rule 13d-3(d)(1) under the Securities Exchange Act. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws. The table below includes the number of shares underlying options that are exercisable within 60 days after January 31, 2001.

                                         Amount and Nature of
   Name of Each Beneficial Owner         Beneficial Ownership Percent of Class
   -----------------------------         -------------------- ----------------
   Evan Thornley........................      13,192,000/1/         14.4%
   Tracey Ellery........................      13,192,000/2/         14.4%
   Ned Brody............................         352,364/3/            *
   Robert Mally.........................               0               *
   Brian Goler..........................         408,406               *
   Kevin Berk...........................         408,406               *
   Jim Kaufman..........................               0               *
   Martha Clark.........................          85,250/4/            *
   Jason Kellerman......................         124,032/5/            *
   Martin Roberts.......................         138,451/6/            *
   Mariann Byerwalter...................          34,721/7/            *
   Anthony Castagna.....................           5,555/8/            *
   Robert Ryan..........................         733,055/9/            *
   Scott Whiteside......................           5,555/10/           *
   James Tananbaum......................          13,888/11/           *
   All directors and executive officers
    as a group (15 persons).............      16,601,683/12/        18.1%

   *  Less than 1% of total shares outstanding as of January 31, 2001.
--------
/1/ Includes 12,092,000 shares held by the Evan Thornley and Tracey Ellery Family Trust, of which Mr. Thornley is a co-trustee with shared voting and investment power as to all of such shares.

/2/ Includes 12,092,000 shares held by the Evan Thornley and Tracey Ellery Family Trust, of which Ms. Ellery is a co-trustee with shared voting and investment power as to all of such shares.

/3/ Includes 185,167 shares subject to options that are exercisable within 60 days and 999 shares held by Mr. Brody as custodian for Anne Marie Catanzaro and Margaret Jorden Brody under the CA UNIF Transfers to Minors Act, of which Mr. Brody has sole voting and investment power as to all of such shares.

/4/ Includes 84,367 shares subject to options that are exercisable within 60 days.

/5/ Includes 120,310 shares subject to options that are exercisable within 60 days.

/6/ Includes 138,054 shares subject to options that are exercisable within 60 days.

/7/ Includes 34,721 shares subject to options that are exercisable within 60 days.

/8/ Includes 5,555 shares subject to options that are exercisable within 60 days.

/9/ Includes 5,555 shares subject to options that are exercisable within 60 days. This number does not include the 171,247 shares of our common stock that are owned by Entrepreneur America, LLC, for which Mr. Ryan is the CEO. Mr. Ryan disclaims beneficial ownership of the shares held by Entrepreneur America, LLC, except as to those shares issuable to Mr. Ryan upon a pro rata distribution by Entrepreneur America, LLC.

/10/ Includes 5,555 shares subject to options that are exercisable within 60 days. This number does not include: (i) 1,500,000 shares of our common stock subject to a warrant held by Cox Interactive Media, for which Mr. Whiteside is the COO, or (ii) 17,487,801 shares of our common stock, which have been re-registered under the name of Cox Look, Inc. Mr. Whiteside disclaims beneficial ownership of the shares held by Cox Interactive Media and Cox Look, Inc.

/11/ Includes 13,888 shares subject to options that are exercisable within 60 days.

/12/ Includes 593,161 shares subject to options that are exercisable within 60 days, 12,092,000 shares held by the Evan Thornley and Tracey Ellery Family Trust, of which Mr. Thornley and Ms. Ellery are co-trustees with shared voting and investment power as to all of such shares and 999 shares held by Mr. Brody as custodian for Anne Marie Catanzaro and Margaret Jorden Brody under the CA UNIF Transfers to Minors Act, of which Mr. Brody has sole voting and investment power as to all of such shares.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               OFFER TO EXCHANGE

                              OUTSTANDING OPTIONS

                           TO PURCHASE COMMON STOCK,

                           PAR VALUE $.001 PER SHARE,

                  HAVING AN EXERCISE PRICE OF MORE THAN $2.50

                                       OF

                                LOOKSMART, LTD.


   Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to Doris Young, Stock Plan Administrator, LookSmart, Ltd., 625 Second Street, San Francisco, California 94107, telephone: (415) 348-7571.

                               February 20, 2001


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